EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE           Contact:
---------------------
Thursday, November 7            Neal E. Murphy
                                Senior Vice President and Chief Financial
                                  Officer
                                International Specialty Products Inc.
                                (973) 872-4200

INTERNATIONAL SPECIALTY PRODUCTS SPECIAL COMMITTEE AND SAMUEL J. HEYMAN REACH AGREEMENT ON GOING PRIVATE PROPOSAL AT PRICE OF $10.30 PER SHARE

         WAYNE, NJ - NOVEMBER 7, 2002 - International Specialty Products Inc. (NYSE: ISP) announced today that a Special Committee of its Board of Directors and its majority stockholder, Samuel J. Heyman, have reached an agreement on a going private transaction in which the holders of ISP's publicly traded shares would receive $10.30 in cash per share.

         The agreement followed a determination by the Special Committee that the transaction consideration is fair to ISP's public shareholders. The Special Committee, which consists of ISP directors who are not officers of ISP, has been negotiating with Mr. Heyman regarding his previously announced proposal of $10 per share. Lehman Brothers Inc. served as financial advisor to the Special Committee.

         The transaction is expected to proceed as a merger and is subject to the approval by ISP's Board of Directors and execution of a definitive merger agreement. ISP's Board of Directors is expected to meet to consider approval of a definitive merger agreement within the next few days. If the merger agreement is approved by ISP's Board as anticipated, completion of the merger will be subject to certain closing conditions, including approval by holders of a majority of ISP's shares and holders of a majority of the votes cast by holders of shares not beneficially owned by Mr. Heyman or the directors or officers of ISP.

         The transaction has a value of approximately $130 million. Mr. Heyman currently beneficially owns approximately 80.9% of ISP's outstanding shares of stock.

                 ADDITIONAL INFORMATION AND WHERE TO FIND IT.

In connection with the proposed transaction, ISP will file a proxy statement with the SEC. Investors and security holders are advised to read the proxy statement when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by ISP with the SEC at the SEC's web site at http://www.sec.gov. Free copies of the proxy statement, once available, and the company's other filings with the SEC may also be obtained from ISP by directing a request to ISP Shareholder Relations Department, 1361 Alps Road, Wayne, New Jersey 07470, Telephone:
1-800-526-5315. ISP, its directors and certain executive


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officers may be deemed under the rules of the SEC to be "participants in the solicitation" of proxies from the security holders of ISP in favor of the transaction. Information about the directors and executive officers of ISP and their ownership of ISP common stock is set forth in the proxy statement, dated April 12, 2002, for ISP's 2002 annual meeting of stockholders, as filed with the SEC on Schedule 14A. Investors and security holders of ISP may obtain additional information regarding the interests of the "participants in the solicitation" by reading the proxy statement relating to the transaction when it becomes available.

                                     * * *

International Specialty Products Inc. is a leading multinational manufacturer of specialty chemicals and mineral products.

         This press release contains forward looking statements, including, without limitation, statements relating to ISP's plans, strategies, objectives, expectations, goals and intentions, which are made in a manner consistent with the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of ISP to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include: general economic, capital market and business conditions; risks arising from litigation or similar proceedings; and the risks and uncertainties inherent in the negotiation of a definitive merger agreement, satisfaction of the closing conditions to the merger and the consummation of the merger, as well as those factors discussed in the filings of ISP and its subsidiaries with the Securities and Exchange Commission, which are incorporated in this press release by reference. ISP undertakes no obligation, and expressly disclaims any obligation, to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.